Exhibit 10.30

Summary of FY2007 Cash Bonuses for Named Executive Officers

Overview.  Our named executive officers participate in our 2007 Bonus Plan (the “Plan”). Bonus awards made under the Plan are tied to metrics established by the Bonus Plan Committee, at the direction of the Compensation Committee of the Company’s Board of Directors. The Plan is designed to ensure that the amount of the bonuses potentially payable under the Plan are properly aligned with our business objectives and strategic initiatives. The Bonus Plan Committee is comprised of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Vice President for Human Resources.

Bonus Period.  Bonuses to be paid under the Plan are determined based on our 2007 fiscal year commencing January 1, 2007 and ending December 31, 2007.

Eligibility.  Each of our named executive officers is eligible to participate in the Plan during fiscal 2007. In general, in order to be eligible to receive a bonus under the Plan, a participant must be employed for at least three months during fiscal 2007, satisfy the Plan’s eligibility requirements on the last day of the fiscal quarter, and remain employed in good standing on the date of payment. If a participant’s employment terminates prior to the date on which fiscal 2007 bonuses are paid, he or she will forfeit any entitlement to a bonus for the fiscal year. Participation in the Plan does not preclude a named executive officer from receiving other bonuses or incentive compensation.

Performance Goals.  For fiscal 2007, the Bonus Plan Committee adopted targeted corporate, functional unit, and individual performance goals. Corporate performance goals include three components: a corporate cash balance goal, an adjusted EBITDA goal, and a corporate revenue goal. For our named executive officers, bonus awards under the Plan are principally based on the attainment of a specified level of performance relative to the foregoing corporate performance goals. Funding of bonuses under the Plan is contingent on our achieving adjusted EBITDA of $70 million or more, our realization of corporate revenue of $1.40 billion or more, and our attainment of a minimum corporate cash balance goal of $78 million for the 2007 fiscal year.

Fiscal 2007 Target Bonuses.  The target bonus awards available to our named executive officers are determined as a percentage of their eligible base salaries for fiscal 2007, as specified by the Bonus Plan Committee; the actual bonus paid may be greater or less than the target bonus amount, as determined by the Compensation Committee. The Bonus Plan Committee and the Compensation Committee retain discretion to increase the size of the bonus pool available to our named executive officers to account for financial performance materially exceeding the applicable target performance levels.

Approval of Fiscal 2007 Bonus Payments.  In addition to the Plan’s eligibility requirements, all bonus payments for fiscal 2007 are subject to approval by the Bonus Plan Committee and the Compensation Committee.

Retention of Discretion.  The Plan is maintained at our sole discretion and can be amended or terminated at any time and without prior notice. The Bonus Plan Committee and the Compensation Committee retain sole discretion to designate the employees eligible to participate in the Plan, and without prior notice, to modify, change, alter or terminate the Plan or to determine whether or not a Plan bonus will be paid.